BACCHUS LAW GROUP Corporate & Securities Law	1511 West 40th Avenue Vancouver, BC V6M 1V7 Tel 604.732.4804 Fax 604.408.5177

 August  27, 2007

Securities and Exchange Commission
100 F Street, North East
Washington, D. C. 20549

Dear Sirs and Madams:

Re:

Lexington Energy Services Inc.

Please be advised that, I have reached the following conclusions regarding the above offering:

1.

LEXINGTON ENERGY SERVICES INC. (the "Company") is a duly and legally organized and existing Nevada state corporation, with its registered office located at 502 East John Street, Carson City, Nevada 89706 and its principal place of business located at 234125 Wrangler Road SE, RR#5, Calgary, Alberta, Canada, T2P 2G6.  The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Nevada and filed with the office on March 30, 2005. The Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Nevada corporate entity.  The Company has one class of common stock at this time.  It has no shares of the preferred stock outstanding.  Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock.  The 2,145,365 shares of common stock previously issued by the Company to the selling shareholders are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non-assessable. In addition, I am of the opinion that the Shares to be sold by the Selling Shareholders pursuant to this Registration Statement are validly issued, fully paid and non-assessable shares of the Company's common stock.

3.

The Company's outstanding shares are all common shares.  There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

4.

By directors’ resolution, the Company has authorized the issuance of up to 600,000 shares of common stock pursuant to the exercise of warrants and options.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of Common Stock, $0.0001 par value.  Therefore, the Board of Directors’ Resolutions which authorized the issuance of up to 600,000 shares of common stock underlying warrants and options was within the authority of the Company’s directors and the shares underlying those warrants and options, when issued and when sold by the selling shareholders, will be validly issued, fully paid and non-assessable.

I hereby consent to being named in the Form SB-2 Registration Statement as having rendered the foregoing opinion.  I also consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours truly,

BACCHUS LAW GROUP

Per: /s/ Penny Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC